Exhibit 4.1

FIFTH AMENDMENT TO RIGHTS AGREEMENT

This Fifth Amendment to Rights Agreement (this “Amendment”), dated as of November 1, 2015, is made between Hutchinson Technology Incorporated, a Minnesota corporation (the “Company”), and Wells Fargo Bank, N.A. (the “Rights Agent”), to the Rights Agreement dated as of July 29, 2010, as amended May 6, 2011, February 24, 2012, March 27, 2012, and October 20, 2014 (together, the “Original Amended Agreement”), between the Company and the Rights Agent.

Recitals

A. This Amendment is entered into in connection with the Agreement and Plan of Merger, dated as of the date hereof (as it may be amended or supplemented from time to time, the “Merger Agreement”), among the Company, Headway Technologies, Inc., a California corporation (“Parent”), and Hydra Merger Sub, Inc., a Minnesota corporation and wholly owned subsidiary of Parent (“Merger Subsidiary”), with respect to a merger of Merger Subsidiary with and into the Company (the “Merger”).

B. As a condition to the willingness of Parent and Merger Subsidiary to enter into the Merger Agreement, certain directors and officers of the Company have entered into Voting Agreements (as defined in the Merger Agreement).

C. Pursuant to Section 27 of the Original Amended Agreement, the Company may from time to time supplement or amend the Original Amended Agreement in accordance with the provisions of that section.

D. The Board of Directors of the Company has approved the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement.

E. To induce Parent and Merger Subsidiary to enter into the Merger Agreement, the Board of Directors of the Company has determined that it is in the best interests of the Company and its shareholders to amend the Original Amended Agreement to exempt the execution of the Merger Agreement, the execution of the Voting Agreements, the consummation of the Merger, the conversion of the 2019 Notes, and all other transactions contemplated by the Merger Agreement from the application of the Original Amended Agreement and to provide that the Original Amended Agreement shall expire immediately prior to the effective time of the Merger.

Amendment

This Amendment amends the Original Amended Agreement as follows:

1. Capitalized terms that are not otherwise defined herein shall have the meanings ascribed to them in the Original Amended Agreement.

2. Section 1(a)(6) of the Original Amended Agreement is hereby amended in its entirety to read as follows:

(6) Notwithstanding anything to the contrary contained herein, no Person shall become an “Acquiring Person” solely as a result of beneficial ownership of Common Shares issuable pursuant to the terms of, or issued upon conversion of, the 8.50% Convertible Senior Notes due 2019 (the “2019 Notes”) issued by the Company pursuant to that certain Securities Purchase Agreement dated as of October 20, 2014, by and between the Company and Cantor Fitzgerald & Co., as the same may be amended from time to time.

3. Section 1(a) of the Original Amended Agreement is hereby amended by adding the following as a new Section 1(a)(11):

(11) Notwithstanding anything in this Agreement to the contrary, no Person shall be or become an Acquiring Person by reason of (A) the execution, delivery, and performance of the Agreement and Plan of Merger, dated as of November 1, 2015 (as such agreement may be amended or supplemented from time to time, the “Merger Agreement”), among the Company, Headway Technologies, Inc., a California corporation (“Parent”), and Hydra Merger Sub, Inc., a Minnesota corporation and wholly owned subsidiary of Parent (“Merger Subsidiary”), or the execution of any amendment thereto, (B) the execution and delivery of the Voting Agreements (as defined in the Merger Agreement) (as such may be amended or supplemented from time to time, the “Voting Agreements”), or of any amendments thereto, (C) the acquisition of beneficial ownership of Common Shares of the Company by Parent, Merger Subsidiary, or any Affiliate of Parent or Merger Subsidiary pursuant to the Merger (as defined in the Merger Agreement) (the “Merger”) or the Voting Agreements, or (D) the performance or consummation of any other transaction contemplated by the Merger Agreement.

4. The definition of “Section 13 Event” set forth in Section 1(n) of the Original Amended Agreement is hereby amended in its entirety to read as follows:

“Section 13 Event” is defined in Section 13(a).

5. The definition of “Shares Acquisition Date” set forth in Section 1(o) of the Original Amended Agreement is hereby amended by adding the following sentence to the end of that section:

Notwithstanding anything in this Agreement to the contrary, a Shares Acquisition Date shall be deemed not to have occurred by reason of (i) the execution, delivery, performance or amendment of the Merger Agreement or the Voting Agreements, (ii) the performance or consummation of the Merger, (iii) the conversion of the 2019 Notes, or (iv) the performance or consummation of any other transaction contemplated by the Merger Agreement.

6. Section 3(a) of the Original Amended Agreement is hereby amended by adding the following sentence to the end of that section:

Notwithstanding anything else set forth in this Agreement, no Distribution Date shall be deemed to have occurred by reason of (i) the execution, delivery, performance or amendment of the Merger Agreement or the Voting Agreements, (ii) the performance or consummation of the Merger, (iii) the conversion of the 2019 Notes, or (iv) the performance or consummation of any other transaction contemplated by the Merger Agreement.

7. Section 7(a) of the Original Amended Agreement is hereby amended and restated to read in its entirety as follows:

(a) Subject to Section 11(a)(2), the registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided in this Agreement) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly completed and executed, to the Rights Agent at the office or offices of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each one-tenth of a Common Share as to which the Rights are exercised, at or before the earliest of (1) (x) the Close of Business on August 10, 2020 or (y) the time immediately prior to the Effective Time of the Merger, as such time is defined in the Merger Agreement (the earlier to occur of the events described in clauses (x) and (y) of this section shall be referred to as the “Final Expiration Date”), (2) the time at which the Rights are redeemed as provided in Section 23 (the “Redemption Date”), or (3) the time at which such Rights are exchanged as provided in Section 24.

8. Section 11(a)(2) of the Original Amended Agreement is hereby amended by adding the following paragraph to the end of that section:

Notwithstanding anything else set forth in this Agreement, no event requiring an adjustment under this Section 11(a)(2) shall be deemed to have occurred by reason of (i) the execution, delivery, performance or amendment of the Merger Agreement or the Voting Agreements, (ii) the performance or consummation of the Merger, (iii) the conversion of the 2019 Notes, or (iv) the performance or consummation of any other transaction contemplated by the Merger Agreement.

9. Section 13(a) of the Original Amended Agreement is hereby amended in its entirety to read as follows:

(a) “Section 13 Event” means any of the following events (whether occurring directly or indirectly):

(1) the Company shall consolidate with, or merger with and into, any other Person, and the Company shall not be the continuing or surviving corporation of such consolidation or merger,

(2) any Person shall consolidate with the Company, or merge with and into the Company, and the Company shall be the continuing or surviving corporation of such consolidation or merger and, in connection with such consolidation or merger, all or part of the outstanding Common Shares of the Company shall be changed into or exchanged for stock or other securities of any other Person (or the Company) or money or any other property (except as a result of the exercise of statutory dissenters’ rights),

(3) the Company shall effect a statutory share exchange with outstanding Common Shares of the Company being exchanged for stock or other securities of any other Person, money or any other property, or

(4) the Company shall sell or otherwise transfer (or one or more of its Subsidiaries shall sell or otherwise transfer), in one or a series of related transactions, assets or earning power aggregating 50% or more of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to any other Person or Persons (other than the Company or one or more of its wholly owned Subsidiaries);

provided, that notwithstanding anything in this Agreement to the contrary, a “Section 13 Event” shall be deemed not to have occurred by reason of (i) the execution, delivery, performance or amendment of the Merger Agreement or the Voting Agreements, (ii) the performance or consummation of the Merger, (iii) the conversion of the 2019 Notes, or (iv) the performance or consummation of any other transaction contemplated by the Merger Agreement.

If a Section 13 Event occurs on or after the Distribution Date or within 15 days prior thereto, then, and in each such case, proper provision shall be made so that (A) each holder of a Right (except as otherwise provided herein) shall thereafter have the right to receive, upon the exercise thereof by payment of the amount equal to the Adjusted Exercise Price, such number of validly authorized and issued, fully paid, nonassessable and freely tradable Common Shares of the Principal Party (as defined below), not subject to any liens, encumbrances, rights of first refusal or adverse claims, as shall be equal to the result obtained by dividing the Adjusted Exercise Price by 50% of the then-current per-share market price of the Common Shares of such Principal Party (determined pursuant to Section 11(d)) on the date of consummation of such Section 13 Event; (B) such Principal Party shall thereafter be liable for, and shall assume, by virtue of such merger, consolidation, statutory share exchange, sale or transfer, all the obligations and duties of the Company pursuant to this Agreement; (C) the term “Company” shall thereafter be deemed to refer to such Principal Party; and (D) such Principal Party shall take such steps (including, but not limited to, the reservation of a sufficient number of its Common Shares to permit the exercise of all outstanding Rights) in connection with the consummation of any such transaction as may be necessary to ensure that the provisions hereof shall thereafter be applicable, as nearly as reasonably may be, in relation to its Common Shares thereafter deliverable upon the exercise of the Rights.

10. Section 13(d) of the Original Amended Agreement is hereby amended in its entirety to read in as follows:

(d) The Company shall not enter into any Section 13 Event if at the time of such transaction there are any rights, warrants, instruments, or securities outstanding or any agreements or arrangements that, as a result of the consummation of such transaction, would eliminate or substantially diminish the benefits intended to be afforded by the Rights.

11. Section 13(e) of the Original Amended Agreement is hereby amended in its entirety to read as follows:

The provisions of this Section 13 shall similarly apply to successive mergers, consolidations, statutory share exchanges, sales, or other transfers (in each case, other than the Merger or the conversion of the 2019 Notes).

12. Section 15 of the Original Amended Agreement is hereby amended by adding the following sentence to the end of that section:

Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedy, or claim under this Agreement in connection with any transactions contemplated by the Merger Agreement or the Voting Agreements.

13. Section 25(a) of the Original Amended Agreement is hereby amended by adding the following sentence at the end of that section:

Notwithstanding anything else set forth in this Agreement, the Company is not required to give notice to any holder of a Right Certificate in the event of (i) the execution, delivery, performance or amendment of the Merger Agreement or the Voting Agreements, (ii) the performance or consummation of the Merger, (iii) the conversion of the 2019 Notes, or (iv) the performance or consummation of any other transaction contemplated by the Merger Agreement.

14. A new Section 35 is hereby added to the end of the Original Amended Agreement to read in its entirety as follows:

Section 35. Merger Agreement. Notwithstanding any other provision of this Agreement, (a) the execution, delivery and performance of the Merger Agreement or of any amendment thereto, (b) the execution, delivery and performance of the Voting Agreements or of any amendment thereto, (c) the acquisition of beneficial ownership of Common Shares by Parent, Merger Subsidiary, or any Affiliate of Parent or Merger Subsidiary pursuant to the Merger or the Voting Agreements, (d) the conversion of the Convertible Notes, or (e) the performance or consummation of any other transaction contemplated by the Merger Agreement shall not result in a Section 11(a)(2) Event or a Section 13 Event or in any way permit any Rights to be exercised pursuant to Section 11(a)(2), Section 13, or otherwise for any capital stock, whether Common Shares or other equity interests, nor will such execution, acquisition, or consummation result in the occurrence of a Shares Acquisition Date, a Distribution Date, or any other separation of the Rights from the underlying Common Shares or require or permit the Rights to be evidenced by, or to be transferable pursuant to, certificates separate from certificates for the Common Shares, nor entitle or permit the holders of the Rights to exercise the Rights or otherwise affect the rights of the holders of the Rights, including giving the holders of the Rights the right to acquire any capital stock, cash, or other property of any party to the Merger Agreement or any Affiliate of Parent or Merger Sub. Notwithstanding any other provision of this Agreement, this Agreement shall be inapplicable to the events described in clauses (a) through (e) above, and all Rights issued and outstanding under this Agreement shall expire immediately prior to the Effective Time of the Merger (as defined in the Merger Agreement).

15. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but such counterparts shall together constitute the same instrument.

16. This Amendment shall be deemed to be a contract made under the laws of the State of Minnesota and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

17. The Original Amended Agreement shall remain in full force and effect without amendment except this Amendment and any other amendment made in accordance with Section 27 of the Original Amended Agreement. All references in the Original Amended Agreement to “this Agreement” or the “Agreement” or “hereof” and all references in this Amendment to the Agreement shall hereafter be deemed to be references to the Original Amended Agreement. All terms used in this Agreement that are defined in the Original Amended Agreement but are not defined herein shall have the meanings ascribed to them in the Original Amended Agreement.

[Signature Page follows]

This Amendment has been duly executed by the Company and the Rights Agent as of the date first written above.

HUTCHINSON TECHNOLOGY INCORPORATED

By:	/s/ Richard J. Penn
	Name:	Richard J. Penn
	Title:	President & Chief Executive Officer

WELLS FARGO BANK, N.A.

By:	/s/ Martin J. Knapp
	Name:	Martin J. Knapp
	Title:	Vice President

[Signature Page to Fifth Amendment to Rights Agreement]